Preferred Apartment Communities, Inc. Provides Rent Collection Updates

Atlanta, GA, January 28, 2021

Preferred Apartment Communities, Inc. (NYSE: APTS) ("PAC" or the "Company") today provided cash rental collections activity for November and December 2020. These collection updates are included in a presentation here: https://investors.pacapts.com/events-and-presentations/presentations/default.aspx.

"We are very pleased to announce strong cash rent collection updates for November and December. When combined with the totality of the overall collection results throughout 2020, we believe these results demonstrate that our well-positioned Sunbelt portfolio continues to perform and highlights the consistency we continue to see across our multifamily, grocery anchored retail and office business lines. The operational successes that our team and our assets have delivered during the pandemic has allowed us to initiate and execute on key investment and capital activities. We look forward to continuing to emphasize these strategic and operational objectives in 2021," said Joel Murphy, President and Chief Executive Officer.

About Preferred Apartment Communities, Inc.
Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery anchored shopping centers and Class A office buildings. Preferred Apartment Communities’ investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating real estate loans. As of September 30, 2020, we owned or were invested in 125 properties in 15 states, predominantly in the Southeast region of the United States. Learn more at www.pacapts.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of forward-looking terminology such as "may," "trend," "will," "expects," "plans," "estimates," "anticipates," "projects," "intends," "believes," "goals," "objectives," "outlook" and similar expressions. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, (a) the impact of the coronavirus (COVID-19) pandemic on PAC’s business operations and the economic conditions in the markets in which PAC operates; (b) PAC’s ability to mitigate the impacts arising from COVID-19 and (c) those disclosed in PAC's filings with the Securities and Exchange Commission. PAC undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
John A. Isakson 770-818-4109
Chief Financial Officer
Email: jisakson@pacapts.com

Preferred Apartment Communities, Inc.
Paul Cullen 770-818-4144
Executive Vice President-Investor Relations
Email: Investorrelations@pacapts.com